Exhibit 4.2

McDermott International, Inc.

as Issuer

U.S. Bank National Association

as Trustee

First Supplemental Indenture

Dated as of April 7, 2014

to the

Senior Indenture

Dated as of April 7, 2014

7.75% Senior Amortizing Notes due 2017

i

ii

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 7, 2014, between McDermott International, Inc., a corporation incorporated under the laws of the Republic of Panama (the “Company”), and U.S. Bank National Association (the “Trustee”), as trustee, supplements the senior indenture, dated as of April 7, 2014, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, Company duly authorized the execution and delivery of the Base Indenture to provide for the issuance of unsecured senior debentures, notes, bonds or other evidences of indebtedness in an unlimited aggregate principal amount to be issued from time to time in one or more series as provided in the Base Indenture;

WHEREAS, Section 9.01(9) of the Base Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Base Indenture to establish the form and terms of Securities of any series as contemplated by Section 2.01 of the Base Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Company’s 7.75% Senior Amortizing Notes due 2017;

WHEREAS, pursuant to the terms of the Base Indenture, the Company has authorized the creation and issuance under this Supplemental Indenture of its 7.75% Senior Amortizing Notes due 2017, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and that all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATIONS

Section 1.01 Scope of Supplemental Indenture. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders and the obligations of the Company with respect to), the Notes, which may be issued from time to time, and shall not apply to any other securities that may be issued under the Base Indenture (or govern the rights of the Holders or the obligations of the Company with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall, with respect to the Notes, supersede any corresponding provisions in the Base Indenture. Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Base Indenture shall apply to the Notes and govern the rights of the Holders of the Notes and the obligations of the Company and the Trustee with respect thereto.

Section 1.02 Definitions and Interpretation. For all purposes of the Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular;

(b) all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meanings as in the Base Indenture and all words, terms and phrases defined in the TIA shall have the meanings provided therein;

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section, Exhibit or other subdivision;

(d) the definition of any term in this Supplemental Indenture that is also defined in the Base Indenture, shall for the purposes of this Supplemental Indenture supersede the definition of such term in the Base Indenture;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) “or” is not exclusive; and

(g) the following terms have the meanings set forth below:

“Additional Amounts” has the meaning set forth in Section 10.03(a).

“Additional Interest” has the meaning specified in Section 6.04(a).

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depositary, if any, that are applicable to such matter at such time.

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning ascribed to it in the first recital of this Supplemental Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Certificate of Authentication” means the Certificate of Authentication substantially in the form attached as a part of Exhibit A hereto.

“Certificated Note” means a Note in definitive registered form.

“Clearing Agency” means an organization registered as a “Clearing Agency” pursuant to Section 17A of the Exchange Act.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the shares of common stock, par value $1.00 per share, of the Company authorized at the date of this instrument as originally executed or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof.

“Company” has the meaning ascribed to it in the first paragraph of this Supplemental Indenture.

“Component Note” means a Note in global form and attached to a Global Unit that (a) shall evidence the number of Notes specified therein that are components of the Units evidenced by such Global Unit, (b) shall be registered on the Security Register in the name of U.S. Bank National Association, as attorney-in-fact of holder(s) of the Units of which such Notes form a part, and (c) shall be held by the Purchase Contract Agent as attorney-in-fact for such holder(s), together with the Global Unit, as custodian of such Global Unit for the Depositary.

“Corporate Trust Office” means the principal corporate trust office of the Trustee at which, at any particular time, its corporate trust business shall be administered, which office at the date hereof is located at U.S. Bank, National Association, Attn: Corporate Trust Officer, 5555 San Felipe, Suite 1150, Houston, Texas 77056.

“Covenant Defeasance” has the meaning ascribed to it in Section 5.04.

“DTC” means The Depository Trust Company.

“Early Mandatory Settlement Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Notice Date” has the meaning ascribed to it in the Purchase Contract Agreement.

“Early Mandatory Settlement Right” has the meaning ascribed to it in the Purchase Contract Agreement.

“EDGAR” means the Electronic Data-Gathering, Analysis, and Retrieval system of the SEC or any successor system thereto.

“Event of Default” has the meaning ascribed to it Section 6.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any statute successor thereto, in each case as amended from time to time, together with the rules and regulations promulgated thereunder.

“Fundamental Change” has the meaning ascribed to it in the Purchase Contract Agreement.

“Global Note” has the meaning ascribed to it in Section 2.02(b).

“Global Unit” has the meaning ascribed to such term in the Purchase Contract Agreement.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Indenture” has the meaning given in the recitals hereto.

“Initial Principal Amount” means $4.1266 per Note.

“Installment Payment” has the meaning ascribed to it in Section 2.03(a).

“Installment Payment Date” means each January 1, April 1, July 1, and October 1, commencing on July 1, 2014 and ending on the Maturity Date.

“Installment Payment Period” means the period from, and including, the Issue Date to, but excluding, the first Installment Payment Date and each subsequent period from, and including, an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date.

“Issue Date” means April 7, 2014.

“Issuer Free Writing Prospectus” means the Issuer Free Writing Prospectus filed with the SEC by the Company and dated April 1, 2014, relating to the offering of the Units.

“Issuer Order” means a written order signed in the name of the Company by its Chairman of the Board of Directors, its President or one of its Vice Presidents, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Purchase Contract Agent or the Trustee.

“Legal Defeasance” has the meaning ascribed to it in Section 5.03.

“Maturity Date” means April 1, 2017.

“Note” and “Notes” have the respective meaning ascribed to them in Section 2.01(a).

“Notice of Default” has the meaning ascribed to it in Section 6.02.

“Outstanding” means, with respect to the Notes, notwithstanding anything to the contrary in Section 2.10 of the Base Indenture, any Notes authenticated by the Trustee except (i) Notes cancelled by it, (ii) Notes delivered to it for cancellation and (iii)(A) Notes replaced pursuant to Section 2.09 of the Base Indenture, on and after the time such Notes are replaced (unless the Trustee and the Company receive proof satisfactory to them that such Notes are held by a bona fide purchaser), (B) any and all Notes, as of the Maturity Date, if the Paying Agent holds, in accordance with the Indenture, money sufficient to pay all of the Notes then payable, and (C) any and all Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor, except that in determining whether the Trustee shall be protected in relying upon any request, demand, authorization, direction, notice consent or waiver or other action that is to be made by a requisite principal amount of Notes then Outstanding, only such Notes which a Responsible Officer of the Trustee knows to be so owned shall be disregarded.

“Paying Agent” means any Person (including the Company acting in such capacity) authorized by the Company to pay the principal, interest and other amounts otherwise due on the Notes on behalf of the Company. The Trustee shall initially act as Paying Agent as provided in Section 3.03. The Company may designate an alternate or additional Paying Agent by providing written notice to the Holders.

“Preliminary Prospectus Supplement” means the preliminary prospectus supplement, dated March 31, 2014, related to the offering of the Units, as filed with the Securities and Exchange Commission.

“Purchase Contract” has the meaning ascribed to it in the Purchase Contract Agreement.

“Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of April 7, 2014, between the Company and U.S. Bank National Association, as purchase contract agent and as Trustee.

“Registrar” with respect to the Notes, initially means the Trustee.

“Regular Record Date” means, with respect to any Installment Payment Date, the immediately preceding March 15, June 15, September 15 or December 15, as applicable.

“Reporting Event of Default” has the meaning ascribed to it in Section 6.04(a).

“Repurchase Date” means a date specified by the Company in the Early Mandatory Settlement Notice, which date shall be at least 20 but no more than 35 Business Days following the Early Mandatory Settlement Notice Date.

“Repurchase Notice” means a notice in the form entitled “Form of Repurchase Notice” on the reverse side of the Notes.

“Repurchase Price” means with respect to a Note to be repurchased pursuant to Article IX, an amount equal to the principal amount of such Note as of the Repurchase Date, plus accrued and unpaid interest, if any, on such principal amount from, and including, the immediately preceding Installment Payment Date (or, if none, from, and including, the Issue Date) to, but not including, such Repurchase Date, calculated at an annual rate of 7.75% (as increased by any Additional Interest); provided that, if the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding Installment Payment Date, the Installment Payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder as of the Close of Business on such Regular Record Date and shall not be included in the Repurchase Price per Note.

“Repurchase Right” has the meaning ascribed to it in Section 9.01.

“SEC” means the United States Securities and Exchange Commission.

“Security Register” and “Security Registrar” have the meaning ascribed to them in the Purchase Contract Agreement.

“Separate Note” has the meaning ascribed to it in the Purchase Contract Agreement.

“Separate Purchase Contract” has the meaning ascribed to it in the Purchase Contract Agreement.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the Issue Date.

“Specified Tax Jurisdiction” has the meaning ascribed to it in Section 10.03.

“Subsidiary,” when used with respect to any Person, means:

(i) any corporation, limited liability company, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Successor Company” has the meaning ascribed to it in Section 7.01(a).

“Trustee” has the meaning ascribed to it in the first paragraph of this Supplemental Indenture.

“Underwriting Agreement” means the Underwriting Agreement, dated as of April 1, 2014, between the Company and Goldman, Sachs & Co., as underwriter, relating to the Units.

“Unit” has the meaning ascribed to it in the Purchase Contract Agreement.

Section 1.03 References to Interest. Any reference to interest on, or in respect of, any Note in this Supplemental Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.04(a). Any express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation, Principal Amount and Original Issuance.

(a) Establishment; Designation. Pursuant to Section 2.01 of the Base Indenture, there is hereby established and authorized a new series of Securities under the Indenture, which series of Securities shall be designated the “7.75% Senior Amortizing Notes due 2017” (the “Notes,” and “Note” means each note of such series having an initial principal amount equal to the Initial Principal Amount).

(b) Initial Issuance. The aggregate principal amount of Notes that may initially be authenticated and delivered under the Indenture is limited to $47,455,900 except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.04, 2.05, 2.09, and 2.12 of the Base Indenture.

Section 2.02 Form of Notes.

(a) The Notes will initially be issued as Component Notes in the form of Attachment 4 to the form of Global Unit attached as Exhibit A to the Purchase Contract Agreement, and will be attached to the related Global Unit and registered in the name of U.S. Bank National Association, as attorney-in-fact of the holder(s) of such Global Unit.

(b) Holders of Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts and Separate Notes, during the times, and under the circumstances, as provided in Section 2.03 of the Purchase Contract Agreement. Upon separation of any Unit into its constituent parts, (i) if such Unit is a Global Unit, (x) the Separate Notes will initially be evidenced by Global Notes in the form of Exhibit A hereto (the “Global Note”) deposited with the Trustee as custodian for the Depositary and registered in the name of the Depositary or its nominee and (y) the Trustee shall register (1) a decrease in the Global Unit and the amount of Notes represented thereby by the amount of such Separate Notes, and (2) a corresponding increase in the amounts of the Global Note, or (ii) if such Unit is in definitive, registered form, the Separate Notes will be evidenced by a Certificated Note, in each case, as provided in Section 2.03 of the Purchase Contract Agreement. Following separation of any Unit into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in Section 2.04 of the Purchase Contract Agreement and following such recreation, the Trustee, as applicable, shall register (i) an increase in the Global Unit and the amount of Notes represented by the Component Note attached to the Global Unit as Attachment 4 thereto as set forth in Schedule A to such attachment, and (ii) a corresponding decrease in the amounts of the Global Note.

(c) The terms of such Notes are incorporated by reference herein and are part of this Supplemental Indenture.

(d) The Notes shall be issuable in denominations initially equal to the Initial Principal Amount and integral multiples in excess thereof.

Section 2.03 Installment Payments.

(a) On each Installment Payment Date, the Company shall pay an installment on each Note of $0.3906 (each such payment, an “Installment Payment”) in cash at the place, at the respective times and in the manner provided in the Notes; provided that the Installment Payment on each Note on July 1, 2014 shall equal $0.3646. Installment Payments shall be paid to the Person in whose name a Note is registered at the Close of Business on the Regular Record Date corresponding to such Installment Payment Date.

(b) Each Installment Payment shall constitute a payment of interest (at an annual rate of 7.75%) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
July 1, 2014	$0.2900	$0.0746
October 1, 2014	$0.3163	$0.0743
January 1, 2015	$0.3224	$0.0682
April 1, 2015	$0.3286	$0.0620
July 1, 2015	$0.3350	$0.0556
October 1, 2015	$0.3415	$0.0491
January 1, 2016	$0.3481	$0.0425
April 1, 2016	$0.3549	$0.0357
July 1, 2016	$0.3617	$0.0289
October 1, 2016	$0.3687	$0.0219
January 1, 2017	$0.3759	$0.0147
April 1, 2017	$0.3835	$0.0071

(c) Each Installment Payment for any Installment Payment Period shall be computed on the basis of a 360-day year of twelve 30-day months. If an Installment Payment is payable for any period shorter or longer than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month.

(d) If any date on which an Installment Payment is payable is not a Business Day, then payment of the Installment Payment on such date shall be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such Installment Payment was originally due.

(e) Notwithstanding anything to the contrary herein, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of Additional Interest, if any, payable for such Installment Payment Period pursuant to Section 6.04(a).

Section 2.04 Ranking. The Notes constitute unsecured, senior obligations of the Company.

Section 2.05 Depositary. The Depositary for the Global Note shall initially be DTC. The Global Note (which shall initially have a balance of zero Notes) shall be deposited on or about the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

None of the Company, the Trustee, the Security Registrar or the Paying Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, an agent member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any agent member, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and the Indenture shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in Global Note shall be exercised only through the Depositary pursuant to the Applicable Procedures. The Company, the Trustee, the Security Registrar and the Paying Agent shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Company, the Trustee, the Paying Agent and the Security Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered Holder of any Global Note for all purposes of the Indenture relating to such Global Note (including the payment or delivery of amounts due hereunder and the giving of instructions or directions by or to any beneficial owner) as the sole Holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Company, the Trustee, the Paying Agent and the Security Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such Depositary, including records in respect of the beneficial owners of any such Global Note, for any transactions between the Depositary and any agent member or between or among the Depositary, any such agent member and/or any Holder or beneficial owner of such Global Note, or for any transfers of beneficial interests in any such Global Note.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and beneficial owners of such Global Note, the operation of customary practices governing the exercise of the rights of such depositary (or its nominee) as Holder of such Global Note.

None of the Company, the Trustee, the Paying Agent or the Security Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants of DTC, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.06 Certificated Notes. If:

(a) the Depositary is unwilling or unable to continue as Depositary for such Global Note and the Company is unable to find a qualified replacement for such Depositary within 90 days;

(b) at any time the Depositary ceases to be a Clearing Agency; or

(c) the Company elects, in its sole discretion, to allow some or all Global Units, Global Purchase Contracts or Global Notes to be exchangeable for securities in registered definitive form;

then, in each case, the Company shall execute, and the Trustee, upon receipt of an Issuer Order for the authentication and delivery of Certificated Notes, shall authenticate and deliver Certificated Notes in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Note or Notes representing such Notes (or in an aggregate principal amount equal to the principal amount of the Notes in respect of which a beneficial owner has requested the issuance of Notes in physical, certificated form pursuant to clause (c) above) in exchange for such Global Note or Notes (or relevant portion thereof).

ARTICLE III

COVENANTS

Section 3.01 Covenants Made in the Base Indenture.

The Holders shall have the benefit of the covenants set forth in Article IV of the Base Indenture unless specified otherwise herein.

Section 3.02 Payment of Installment Payments.

The Company covenants and agrees that it will cause to be paid the Installment Payments (for the avoidance of doubt, as increased by any Additional Interest), on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

Section 3.03 Paying Agent and Security Registra.

The Company hereby initially designates the Trustee as the Paying Agent, and Security Registrar, and the Corporate Trust Office, which shall be in the continental U.S., shall be considered as one such office or agency of the Company for each of the aforesaid purposes.

With respect to any Global Note, the Corporate Trust Office of the Trustee or any Paying Agent shall be the Place of Payment where such Global Note may be presented or surrendered for payment, registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such payment, payment, registration of transfer or exchange effected pursuant to the Applicable Procedures for such Global Note shall be deemed to have been effected at the Place of Payment for such Global Note in accordance with the provisions of the Indenture.

Section 3.04 Appointments to Fill Vacancies in Trustee’s Office.

The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.08 of the Base Indenture, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 3.05 Deposit of Installment Payments; Paying Agents in the European Union.

(a) The Company shall, on or before each Installment Payment Date deposit with the Paying Agent a sum sufficient to pay the Installment Payments then due and payable and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action, provided that, if such deposit is made on the Installment Payment Date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such Installment Payment Date.

(b) To the extent the Company maintains a Paying Agent in a member state of the European Union, it shall ensure that it maintains at least one Paying Agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

Section 3.06 Reports.

This Section 3.06 replaces Section 4.03 of the Base Indenture in its entirety, with respect to the Notes. With respect to the Notes, references in the Base Indenture to Section 4.03 of the Base Indenture are deemed replaced with references to this Section 3.06.

The Company shall file with the Trustee, within 15 days after it is required to file the same with the SEC (after giving effect to any period of extension provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that the Company files with the SEC through EDGAR (or any successor thereto) will be deemed to be filed with the Trustee for the purposes of this Section 3.06 at the time of such filing through EDGAR (or such successor thereto), provided that the Trustee shall have no obligation whatsoever to determine whether such filing occurred.

Delivery of any such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 3.07 Statements as to Defaults.

The Company is required to deliver, within 120 calendar days after the end of each fiscal year, to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. This Section 3.07 shall, with respect to the Notes, replace Section 4.04 of the Base Indenture to the extent inconsistent with this Section 3.07.

Section 3.08 Additional Interest Notice.

If Additional Interest is payable by the Company pursuant to Section 6.04(a) hereof, the Company shall deliver to the Trustee an Officers’ Certificate to that effect stating (a) the amount of such Additional Interest that is payable and (b) the Installment Payment increased by such Additional Interest. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable. If the Company has paid Additional Interest directly to the Persons entitled to them, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the particulars of such payment.

ARTICLE IV

REDEMPTION AND SINKING FUNDS

Section 4.01 Article Three of the Base Indenture. (a) Article III of the Base Indenture shall apply to the Notes; provided, however, that the Company shall have the right to redeem the notes only in the circumstances set forth in this Article IV, and (b) the first paragraph of Section 3.04 of the Base Indenture shall not apply to the Notes.

Section 4.02 Right to Redeem. If the Company becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of any Specified Tax Jurisdiction, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the Issue Date (or, if later, on or after the date the relevant Specified Tax Jurisdiction first becomes a Specified Tax Jurisdiction) and such Additional Amounts cannot (as certified in an Officers’ Certificate to the Trustee) be avoided by the use of reasonable measures available to the Company, then the Company may, at its option, redeem the Notes, in whole but not in part, upon notice to be provided not more than 90 days before the next date on which it would be obligated to pay Additional Amounts to Holders, at a Redemption Price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date). Notice of the Company’s intent to redeem the Notes shall not be effective until such time as the Company delivers to the Trustee an Opinion of Counsel stating that the Company is obligated to pay Additional Amounts because of an amendment to or change in law or regulation or position as described in this Section 4.02.

Section 4.03 No Sinking Fund. Sections 3.09, 3.10 and 3.11 of the Base Indenture shall not apply to the Notes.

ARTICLE V

DISCHARGE AND DEFEASANCE

Section 5.01 Inapplicability of Provisions of Base Indenture; Discharge of the Indenture.

Article VIII of the Base Indenture shall not apply to the Notes. Instead, the discharge and defeasance provisions set forth in this Article V shall, with respect to the Notes, supersede in their entirety Article VIII of the Base Indenture.

Section 5.02 Discharge.

Subject to Section 5.09, the Company’s obligations under the Notes and the Indenture will terminate if:

(a) all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it hereunder; or

(b) (i) the Maturity Date occurs within one year,

(ii) the Company irrevocably deposits in trust with the Trustee, in trust solely for the benefit of the Holders, money or U.S. Government Obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate delivered to the Trustee, without consideration of any reinvestment, to pay principal of and interest on the Notes to the Maturity Date and to pay all other sums payable by it hereunder,

(iii) no Event of Default has occurred and is continuing on the date of the deposit;

(iv) the deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; and

(v) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary qualifications and assumptions, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with.

Section 5.03 Legal Defeasance.

The Company shall, subject to Section 5.09 and the satisfaction of the conditions set forth in Section 5.05, be deemed to have been discharged from its obligations with respect to the Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes, which shall thereafter be deemed to be Outstanding only for the purposes of Section 5.06 hereof and the other Sections of this Supplemental Indenture referred to in Section 5.09 below, and to have satisfied all of its obligations under the Notes and the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments delivered to it by the Company acknowledging the same). The Company may exercise Legal Defeasance with respect to the Notes notwithstanding the prior exercise of Covenant Defeasance with respect to the Notes.

Section 5.04 Covenant Defeasance.

The Company shall, subject to Section 5.09 and the satisfaction of the conditions set forth in Section 5.05, be released from its obligations under the covenants contained in Section 3.06, in Section 6.19, and in Article VII (other than Section 7.01(a)(y)) and, on and after the date that the conditions set forth in Section 5.05 are satisfied with respect to the Notes (hereinafter, “Covenant Defeasance”), the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in such covenants, whether directly or indirectly, by reason of any reference elsewhere herein to such covenants or by reason of any reference in such covenants to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.02, but, except as specified above, the remainder of the Indenture and the Notes shall be unaffected thereby.

Upon the Company’s exercise of Covenant Defeasance, subject to the satisfaction of the conditions set forth in Section 5.05 and the exceptions set forth in Section 5.09, clauses (b) through (g) of Section 6.02 shall not constitute Defaults or Events of Default hereunder.

Section 5.05 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, under an irrevocable trust agreement, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment bank, to pay, without reinvestment, the principal of, and interest on, the Notes then Outstanding (in the form of Installment Payments) on the applicable due dates therefor;

(b) in the case of Legal Defeasance, the Company must deliver to the Trustee (i) an opinion of United States tax counsel of recognized standing based on a change in the applicable United States federal income tax law after the Issue Date reasonably acceptable to the Trustee that meets the requirements provided for in Section 10.04 of the Base Indenture or (ii) a ruling received from the Internal Revenue Service, in either case to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of United States tax counsel of recognized standing reasonably acceptable to the Trustee that meets the requirements provided for in Section 10.04 of the Base Indenture to the effect that beneficial owners of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which the Company is bound;

(f) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States reasonably acceptable to the Trustee, each stating, subject to customary qualifications and assumptions, that the conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as applicable, in the Indenture have been complied with.

Section 5.06 Application of Trust Money.

Subject to Section 5.07, the Trustee will hold in trust the money or U.S. Government Obligations deposited with it pursuant to Section 5.02 or pursuant to Legal Defeasance or Covenant Defeasance, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes (in the form of Installment Payments) in accordance with the Notes and the Indenture. Such money and U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

Section 5.07 Repayment to Company.

Upon the satisfaction and discharge of the Indenture, all monies, if any, then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the Installment Payments with respect to the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the Installment Payments with respect to such Notes, shall have become due and payable, shall be repaid to the Company by the Trustee or the Paying Agent on demand, and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holders shall thereafter look only to the Company for any payment that such Holder may be entitled to collect unless an applicable abandoned property law designates another person; provided, however, that before the Trustee or such Paying Agent are required to make any such repayment, the Company shall cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in The Borough of Manhattan, The City of New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 5.08 Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 5.06 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Sections 5.02 or 5.05, as the case may be, until such time as the Trustee or the Paying Agent is permitted to apply all such money and shares of Common Stock in accordance with Section 5.06; provided, however, that if the Company makes any payment of interest on, principal of or payment in respect of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money, if any, held by the Trustee or Paying Agent.

Section 5.09 Provisions to Survive Defeasance and Discharge.

Notwithstanding the foregoing, no discharge, Legal Defeasance or Covenant Defeasance pursuant to this Article V shall affect the following obligations to, or rights of, the Holders of the Notes:

(a) the rights of registration of transfer and exchange of the Notes;

(b) the Company’s obligations with respect to the Notes concerning mutilated, defaced, destroyed, lost or stolen Notes;

(c) the rights of Holders of Notes to receive payments in respect of the principal thereof and interest thereon (in the form of Installment Payments), upon the original due dates therefor, but not upon acceleration;

(d) the rights, obligations, powers, trusts, duties, indemnities and immunities of the Trustee, and the Company’s obligations in connection therewith;

(e) the rights of Holders of Notes that are beneficiaries with respect to property so deposited with the Trustee payable to all or any of them;

(f) the maintenance of an office or agency for payment and money for payments held in trust in respect of the Notes; and

(g) the rights and obligations under Article IX hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01 Article VI of the Base Indenture.

Article VI of the Base Indenture shall not apply to the Notes. Instead, this Article VI supersedes Article VI of the Base Indenture in its entirety, and references in the Base Indenture to provisions of Article VI thereof shall be deemed to be references to the corresponding provisions of this Article VI.

Section 6.02 Events of Default. Each of the following events shall be an “Event of Default” wherever used with respect to the Notes:

(a) (i) default in any payment of Installment Payment on any Note when due and payable, and such default continues for a period of 30 days or (ii) failure by the Company to pay the Repurchase Price of any Note when the same shall become due and payable;

(b) failure by the Company to give notice of a Fundamental Change when any such notice is due pursuant to the terms of the Purchase Contract Agreement;

(c) failure by the Company to comply with any of its agreements or covenants in, or provisions of, the Notes or the Indenture, and such failure continues for 60 days after receipt by the Company of a Notice of Default;

(d) default by the Company or any of the Company’s Significant Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt (other than non-recourse debt of a special purpose Subsidiary) for money borrowed in excess of $55.0 million in the aggregate of the Company and such other Significant Subsidiaries, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable or (ii) from a failure to pay the principal of or premium, if any, on any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that, with respect to any entity in which the Company owns, directly or indirectly, less than all but greater than 50% of the issued and Outstanding equity interests but for which the Company, directly or through an intermediary, does not, and is not obligated pursuant to any existing agreement to, actively control, manage or conduct the business, such default would constitute an Event of Default only if it continues for a period of 30 days after the Company becomes aware of such default;

(e) failure by the Company or any of the majority owned Significant Subsidiaries of the Company, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for the Company, or such other Subsidiary exceeds in the aggregate $55.0 million, which are not stayed pending appeal;

(f) the Company or any majority owned Significant Subsidiary of the Company shall commence a voluntary case or other proceeding seeking the liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of the Company’s or such Significant Subsidiary of the Company’s property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(g) an involuntary case or other proceeding shall be commenced against the Company or any majority owned Significant Subsidiary of the Company seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary of the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary of the Company or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty consecutive days.

A Default as described in Section 6.2(c) above shall not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the Notes then Outstanding notify the Company and the Trustee in writing, of the Default and the Company does not cure the Default within 60 calendar days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default” (such notice, a “Notice of Default”).

Section 6.03 Acceleration; Rescission and Annulment.

(a) If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders), may, and the Trustee, at the request of such Holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything in the Indenture or in the Notes contained to the contrary notwithstanding; provided, however, that if an Event of Default specified in Section 6.02(f) or Section 6.02(g) with respect to the Company (and not solely with respect to one or more Significant Subsidiaries of the Company) occurs and is continuing, the Installment Payments on any Notes shall be immediately due and payable.

(b) The Holders of a majority in aggregate principal amount of the Notes then Outstanding, by written notice to the Company and to the Trustee, may waive all Defaults with respect to the Notes (other than a Default or an Event of Default resulting from a failure to pay the Installment Payments) and rescind and annul such declaration of acceleration resulting from such Defaults (other than a Default or an Event of Default resulting from a failure to pay the Installment Payments) and their consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the Installment Payments that have become due solely by such declaration of acceleration, have been cured or waived then such Default (other than a Default or an Event of Default resulting from a failure to pay the Installment Payments) shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; provided, that no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.

Section 6.04 Additional Interest.

(a) Notwithstanding any provisions of the Indenture to the contrary, during the first 180 days after the occurrence of an Event of Default relating to the Company’s failure to comply with Section 3.06 (a “Reporting Event of Default”), the Company by notifying the Trustee, the Paying Agent and all of the Holders, in writing, on or before the Close of Business on the fifth Business Day immediately following the date on which such Event of Default otherwise would occur, may elect that the sole remedy of the Holders for such a Reporting Event of Default will consist exclusively of the right to receive additional interest on the Notes (“Additional Interest”) at a rate per year equal to (i) 0.25% of the Outstanding principal amount of the Notes for the first 90 days after the occurrence of such Reporting Event of Default and (ii) 0.50 % of the Outstanding principal amount of the Notes for the 90 days immediately following such 90-day period, payable in arrears on each Installment Payment Date following the date on which such Reporting Event of Default first occurs and in the same manner as regular interest on the Notes (which Additional Interest will, for the avoidance of doubt, result in an increase in the amount of any such Installment Payment).

(b) (x) On the 181st day after such Reporting Event of Default (if such violation is not cured or waived prior to such 181st day) or (y) if the Company does not elect to pay Additional Interest upon a Reporting Event of Default in accordance with Section 6.04(a) or fails to timely provide the notice of the Company’s election to pay Additional Interests pursuant to Section 6.04(a), the Notes will be subject to acceleration as described in Section 6.03.

Section 6.05 Control by Majority.

At any time, the Holders of a majority of the aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, subject to the Trustee’s duties under Article VII of the Base Indenture and the Trust Indenture Act, that the Trustee determines to be unduly prejudicial to the rights of a Holder or to the Trustee, or that would potentially involve the Trustee in personal liability unless the Trustee is offered indemnity or security satisfactory to it, in its sole discretion, against any loss, liability or expense to the Trustee that may result from the Trustee’s instituting such proceeding as the Trustee. Prior to taking any action hereunder, the Trustee will be entitled to indemnification reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

Section 6.06 Limitation on Suits. Subject to Section 6.07 hereof, no Holder may pursue a remedy with respect to the Indenture or the Notes unless:

(a) such Holder has previously delivered to the Trustee written notice that an Event of Default has occurred and is continuing;

(b) the Holders of at least 25% of the aggregate principal amount of the Notes then Outstanding have delivered to the Trustee a written request that the Trustee pursue a remedy with respect to such Event of Default;

(c) such Holder or Holders have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or other expense in compliance with such written request;

(d) the Trustee has not complied with such written request within 60 days after receipt of such written request and offer of security or indemnity; and

(e) during such 60-day period, the Holders of a majority of the aggregate principal amount of the Notes then Outstanding did not deliver to the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such written request.

A Holder may not use the Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over any other Holder, it being understood that the Trustee does not have any affirmative duty to ascertain whether any usage of the Indenture by a Holder is unduly prejudicial to such other Holders.

Section 6.07 Rights of Holders to Receive Installment Payments.

Notwithstanding anything to the contrary elsewhere in the Indenture, the right of any Holder to receive Installment Payments on its Notes, on or after the respective due date, or to bring suit for the enforcement of any such payment, will not be impaired or affected without the consent of such Holder and will not be subject to the requirements of Section 6.06 hereof.

Section 6.08 Collection of Indebtedness; Suit for Enforcement by Trustee.

If an Event of Default specified in Section 6.02(a) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Installment Payments on the Notes or Repurchase Price, as applicable, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, as well as any other amounts that may be due under Section 7.07 of the Base Indenture.

Section 6.09 Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under the Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.10 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, will be entitled to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Base Indenture out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a lien on, and is paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to, or to accept or to adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under the Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.12 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.09 of the Base Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13 Delay or Omission Not a Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time and as often as may be deemed expedient by the Trustee (subject to the limitations contained in the Indenture) or by the Holders, as the case may be.

Section 6.14 Priorities.

If the Trustee collects any money pursuant to this Article VI, it will pay out the money in the following order:

FIRST: to the Trustee, its agents and attorneys for amounts due under Section 7.07 of the Base Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to the Holders, for any amounts due and unpaid on the principal of and accrued and unpaid interest on any Note, without preference or priority of any kind, according to such amounts due and payable on all of the Notes for principal and interest; and

THIRD: the balance, if any, to the Company or to such other party as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section 6.14. If the Trustee so fixes a record date and a payment date, at least 15 days prior to such record date, the Company will deliver to each Holder and the Trustee a written notice, which notice will state such record date, such payment date and the amount of such payment.

Section 6.15 Undertaking for Costs.

All parties to the Indenture agree, and each Holder, by such Holder’s acceptance of a Note, shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under the Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 6.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder pursuant to Section 6.07, or to any suit by a group of Holders pursuant to Section 6.07, holding in the aggregate more than 10% in aggregate principal amount of the Notes then Outstanding.

Section 6.16 Waiver of Stay, Extension and Usury Laws.

The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the Company, to the extent that it may lawfully do so, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will instead suffer and permit the execution of every such power as though no such law has been enacted.

Section 6.17 Notices from the Trustee.

Notwithstanding anything to the contrary in the Base Indenture, including Section 7.05, whenever a Default occurs and is continuing and is known to the Trustee, the Trustee must mail notice of such Default to the Holders within 90 days after the date on which such Default first occurred. Except in the case of a Default in the payment of an Installment Payment on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determine that withholding notice is in the interests of the Holders.

Section 6.18 Notice of Default from the Company.

The Company shall deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default, written notice of any Default or Event of Default, their status and the action that the Company is taking or proposes to take with respect thereto.

Section 6.19 Restrictions Applicable During a Default.

If there shall have occurred and be continuing a Default under the Indenture, then:

(a) the Company and its Subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of the Company’s Capital Stock or make any guarantee payment with respect thereto other than:

(i) purchases, redemptions or other acquisitions of shares of the Company’s Capital Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of the Company’s Common Stock pursuant to a contractually binding requirement to buy stock existing prior to such Default, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of the Company’s Capital Stock that, by its terms as in effect prior to the occurrence of such Default, is exchangeable for or convertible into any other class or series of the Company’s Capital Stock; and

(iv) the purchase of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged; and

(b) the Company and its Subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any unsecured debt securities issued by the Company that rank equally with or junior to the Notes other than pro rata payments of accrued and unpaid interest on the Notes and any other unsecured debt securities issued by the Company that rank equally with the Notes, except and to the extent the terms of any such debt securities would prohibit the Company from making such pro rata payment;

provided, however, that the foregoing restrictions shall not apply to any stock dividends or distributions with respect to the Company’s Capital Stock where the Company exclusively issues shares of Common Stock in such dividends or distributions.

ARTICLE VII

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 7.01 Covenant Not to Amalgamate, Consolidate, Merge, Convey, Transfer or Lease Property Except Under Certain Conditions. Article V of the Base Indenture shall not apply with respect to the Notes, and this Article VII supersedes the entirety thereof, with respect to the Notes. With respect to the Notes, references in the Base Indenture to Article V of the Base Indenture are deemed replaced with references to this Article VII.

The Company covenants that it will not amalgamate or consolidate with, merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to another Person unless:

(a) (x) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, is (and, if the Company remains a party to the Notes and the Indenture after giving effect to such transaction and the requirements in respect thereof under the Indenture, the Company is) a corporation organized and existing under the laws of the United States of America or a U.S. state, the District of Columbia, the Republic of Panama, any member state of the European Union, Curaçao, Sint Maarten, the Cayman Islands, Bermuda or the British Virgin Islands, and (y) the Successor Company, if not the Company, expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture;

(b) the obligor under the Indenture will not, immediately after the relevant transaction, be in default in the performance of its covenants and conditions under the Units or the Notes; and

(c) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary qualifications and assumptions, each stating that such transaction and such modifications to the Indenture, if any, comply with the requirements therefor under this Article VII.

This Section 7.01 shall not apply to any conveyance, transferor lease of assets between or among the Company and its Subsidiaries.

Section 7.02 Successor Corporation to Be Substituted.

In case of any such amalgamation, consolidation, merger, conveyance, transfer or lease and upon the assumption by the Successor Company, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the Installment Payments on all of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company under the Indenture, such Successor Company shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if it had been named herein as the Company, and, except in the case of a lease, the Company will be relieved of any further obligation under the Indenture and the Notes. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such amalgamation, consolidation, merger, conveyance or transfer (but not in the case of a lease), the Person named as the “Company” in the first paragraph of the Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under the Indenture.

In case of any such amalgamation, consolidation, merger, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.01 Supplemental Indentures Without Consent of Holders. Section 9.01 of the Base Indenture shall not apply with respect to the Notes, and this Section 8.01 shall replace Section 9.01 of the Base Indenture in its entirety, with respect to the Notes. With respect to the Notes, references in the Base Indenture to Section 9.01 of the Base Indenture are deemed replaced with references to this Section 8.01 hereof.

Without the consent of any Holder, the Company (when authorized by a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for any of the following purposes:

(a) evidence the succession by a successor corporation and to provide for the assumption by a successor of the Company’s obligations under the Indenture;

(b) add to the covenants of the Company such further covenants, restrictions or conditions for the benefit of the Holders, add Events of Default for the benefit of the Holders or to surrender any of the Company’s rights or powers;

(c) to comply with any requirement of the SEC in connection with any qualification of the Indenture under the Trust Indenture Act;

(d) to secure the Notes;

(e) to add guarantees with respect to the Notes;

(f) to evidence and provide for the acceptance of appointment with respect to the Notes by a successor Trustee in accordance with the Indenture;

(g) to cure any ambiguity, omission, defect or inconsistency in the Indenture or the Notes; and

(h) to make any change that does not adversely affect the rights of any Holder in any material respect; provided that any amendment to conform the terms of the Indenture to the description thereof in the Preliminary Prospectus Supplement, as supplemented by the Issuer Free Writing Prospectus, will not be deemed to be adverse to any Holder.

Section 8.02 Supplemental Indentures With Consent of Holders. Section 9.02 of the Base Indenture shall not apply with respect to the Notes, and this Section 8.02 shall replace Section 9.02 of the Base Indenture in its entirety, with respect to the Notes. With respect to the Notes, references in the Base Indenture to Section 9.02 of the Base Indenture are deemed replaced with references to Section 8.02 hereof.

With the consent of the Holders of not less than a majority in principal amount of the Notes then Outstanding (whether or not part of a Unit) affected by such supplemental indenture, including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Units and/or Separate Notes and by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to, changing in any manner or eliminating any of, or waiving compliance to any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture and the Notes; provided, however, that no such supplemental indenture shall, without the consent of each Holder of the Notes then Outstanding (whether or not part of a Unit) affected thereby:

(a) change any Installment Payment Date or the amount owed on any Installment Payment Date;

(b) reduce the principal amount of the Notes or the rate of interest thereon;

(c) reduce the percentage in principal amount of Notes then Outstanding the consent of whose Holders is required for any indenture supplemental hereto or for any waiver of compliance with provisions of the Indenture or Events of Default and their consequences provided for herein;

(d) change the ranking of the Notes;

(e) make the Notes payable in a currency other than that stated in the Notes;

(f) reduce the Repurchase Price or amend or modify in any manner adverse to the Holders the Company’s obligation to make payment of the Repurchase Price or give notices in respect thereof;

(g) impair the right to institute suit for the enforcement of the Notes; or

(h) make any change in the percentage of Holders required to consent to any amendment, modification or waiver of any provision of the Indenture or make any change to this sentence.

It shall not be necessary for any Act or consent of Holders under this Section 9.03 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof.

Section 8.03 Notice of Amendment or Supplement. After an amendment or supplement under this Article VIII becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

ARTICLE IX

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

Section 9.01 Offer to Repurchase. If the Company elects to exercise its Early Mandatory Settlement Right with respect to the Purchase Contracts, then each Holder of Notes (whether any such Note is a Separate Note or a component of a Unit) shall have the right (the “Repurchase Right”) to require the Company to repurchase some or all of its Notes for cash at the Repurchase Price per Note to be repurchased on the Repurchase Date, pursuant to Section 9.03. The Company shall not be required to repurchase a portion of a Note.

Section 9.02 Early Mandatory Settlement Notice. If the Company elects to exercise its Early Mandatory Settlement Right in respect of the Purchase Contracts pursuant to the terms of the Purchase Contract Agreement, the Company shall provide the Trustee and the Holders of the Notes with a copy of the Early Mandatory Settlement Notice delivered pursuant to the Purchase Contract Agreement.

Section 9.03 Procedures for Exercise.

(a) To exercise the Repurchase Right, a Holder must deliver, at or prior to the Close of Business on the Business Day immediately preceding the Repurchase Date, the Notes to be repurchased (or the Units if the relevant Notes have not been separated from the Units into their constituent components) to the Paying Agent, together with a duly completed written Repurchase Notice, in each case in accordance with the Applicable Procedures, unless the Notes are Certificated Notes (or the Units are not in the form of Global Units, as the case may be), in which case such Holder must deliver the Notes to be repurchased (or Units) to the Paying Agent or Trustee, duly endorsed for transfer to the Company, together with a Repurchase Notice, to the Paying Agent or Trustee.

(b) The Repurchase Notice must state the following:

(i) if Certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, or if not certificated, the Repurchase Notice must comply with the Applicable Procedures;

(ii) the number of Notes to be repurchased; and

(iii) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

Section 9.04 Withdrawal of Repurchase Notice

(a) A Holder may withdraw any Repurchase Notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the Paying Agent, prior to the Close of Business on the Business Day immediately preceding the Repurchase Date.

(b) The Notice of withdrawal must state the following:

(i) the number of Notes to be withdrawn;

(ii) if Certificated Notes or Units have been issued, the certificate numbers of the Notes or Units, as applicable, or if not certificated, the notice of withdrawal must comply with the Applicable Procedures; and

(iii) the number of Notes, if any, that remain subject to the Repurchase Notice.

Section 9.05 Effect of Repurchase

(a) The Company shall be required to repurchase the Notes with respect to which the Repurchase Right has been exercised and not duly withdrawn. To effectuate such repurchase, the Company shall deposit immediately available funds with the Paying Agent on the later of (i) the Repurchase Date and (ii) the time of book-entry transfer or delivery of the Notes or Units.

(b) If the Paying Agent holds money on the Repurchase Date sufficient to pay the Repurchase Price with respect to those Notes for which the Repurchase Right has been exercised, then (i) such Notes shall cease to be outstanding and interest shall cease to accrue thereon (whether or not book-entry transfer of the Notes or Units, as applicable, is made or whether or not the Notes or Units, as applicable, are delivered as required herein), and (ii) all other rights of the Holder shall terminate (other than the right to receive the Repurchase Price and, if the Repurchase Date falls between a Regular Record Date and the corresponding Installment Payment Date, the related Installment Payment); provided, however, that if the Repurchase Date falls after a Regular Record Date and on or prior to the immediately succeeding installment Payment Date, then the Installment Payment payable on such Installment Payment Date will be paid on such Installment Payment Date to the Holder as of the Close of Business on such Regular Record Date and shall not be included in the Repurchase Price per note.

(c) The Company shall, in connection with any repurchase offer pursuant to this Article IX, if required by applicable provisions of the Exchange Act or SEC regulations thereunder, (i) comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable, and (ii) file a Schedule TO or any other required schedule under the Exchange Act.

(d) Notwithstanding anything to the contrary herein, no Notes may be repurchased at the option of Holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Repurchase Price with respect to such Notes).

ARTICLE X

MISCELLANEOUS

Section 10.01 Effect on Successors and Assigns. Notwithstanding anything to the contrary in the Base Indenture, all agreements of the Company, the Trustee, the Registrar and the Paying Agent in the Indenture and the Notes will bind their respective successors.

Section 10.02 Governing Law; Waiver of Trial by Jury. Notwithstanding Section 10.09 of the Base Indenture, the Notes and the Indenture any claim, controversy or dispute arising under or related to the Notes, shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

EACH PARTY HERETO, AND EACH HOLDER OF A NOTE BY ACCEPTANCE THEREOF, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE INDENTURE.

Section 10.03 Additional Amounts. All payments made by or on behalf of the Company under or with respect to the Notes will be made without withholding or deduction for or on account of any taxes imposed or levied by or on behalf of any Panamanian taxing authority or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including, for the purposes of this section, any successor entity) are organized, incorporated, engaged in business or are otherwise resident or treated as resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), unless required by law or regulation of any such taxing authority. If the Company is obligated to withhold or deduct any amount on account of taxes imposed by any Specified Tax Jurisdiction from any payment made with respect to the Notes, the Company will:

(a) subject to the limitations below, pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such taxes had not been withheld or deducted;

(b) furnish to the Trustee for the benefit of the Holders, within 60 days after the date payment of any taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authorities for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not readily obtainable without significant expense (as reasonably determined by the Company), other evidence of payment by the Company of those taxes reasonably satisfactory to the Trustee, which the Trustee will make available to the Holders or beneficial owners of Notes upon reasonable request; and

(c) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to Holders on the payment date.

Notwithstanding the foregoing, the Company will not pay Additional Amounts with respect to a payment made to any Holder or beneficial owner of an Note:

(1) which is subject to such taxes by reason of the Holder or the beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with, the relevant Specified Tax Jurisdiction otherwise than by the mere acquisition, holding or disposition of the Notes, enforcement of rights thereunder or the receipt of payments thereunder;

(2) for or on account of any taxes imposed or deducted or withheld by reason of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Company any customary form or document, to the extent applicable to such Holder or beneficial owner, that may be required by law (including any applicable tax treaty) or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes, without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by us;

(3) for or on account of any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(4) for or on account of any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the Notes;

(5) where the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later;

(6) if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settler with respect to such fiduciary, a member of such partnership or a beneficial owner who, in each case, would not have been entitled to such Additional Amounts had such beneficiary, settler, partner or beneficial owner been the Holder thereof; or

(7) any combination of the instances described in the foregoing clauses (1) through (6) above.

Any reference in the Indenture to the payment of principal, premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any Note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Company’s obligation to make payments of Additional Amounts will survive any termination of the Indenture or the defeasance of any rights thereunder.

The Company will promptly pay when due any present or future stamp, issue, registration, documentation, court or similar documentary taxes or any other excise or property taxes, charges or similar levies (including interest and penalties with respect thereto) that arise in a Specified Tax Jurisdiction from the execution, delivery or registration of each Note or any other document or instrument referred to herein or therein.

Section 10.04 No Security Interest Created. Nothing in the Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest with respect to the Notes under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 10.05 Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern the Indenture, the latter provision shall control. If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Section 10.06 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any authenticating agent, any Registrar or their successors hereunder or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 10.07 Calculations. Except as otherwise provided in this Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on

Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder upon the written request of that Holder at the sole cost and expense of the Company.

Section 10.08 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 10.09 Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein provided. For the avoidance of doubt, each of the Company and each Holder of Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 10.10 The Trustee. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as set forth in full herein.

Section 10.11 No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Perry L. Elders
	Name:	Perry L. Elders
	Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

EXHIBIT A

[FORM OF NOTE]

[INCLUDE IF A GLOBAL NOTE]

[THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

MCDERMOTT INTERNATIONAL, INC.

7.75% SENIOR AMORTIZING NOTES

DUE APRIL 1, 2017

CUSIP No.: 580037 604

ISIN No.: US5800376049

No.	[Initial] Number of Notes: [ ]

McDermott International, Inc., a corporation incorporated under the laws of the Republic of Panama (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the initial principal sum of $4.1266 for each of the number of Notes set forth [above][in Schedule A hereto], in quarterly installments of $0.3906 per Note (except for the July 1, 2014 installment, which shall be $0.3646 per Note) (each such payment, an “Installment Payment,” constituting a payment of interest at the rate per year of 7.75% and a partial repayment of principal) payable on each January 1, April 1, July 1, and October 1, commencing on July 1, 2014, (each such date, an “Installment Payment Date” and the period from, and including, April 7, 2014 to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from and including an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date, an “Installment Payment Period”), all as set forth on the reverse hereof. Notwithstanding the foregoing, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of additional interest, if any, payable for such Installment Payment Period as provided in the Indenture hereinafter referred to.

The Installment Payment on any Installment Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If an installment is payable for any period shorter or longer than a full Installment Payment Period, such installment shall be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a Business Day, then payment of the installment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such Installment Payment was originally due.

Installment Payments shall be paid to the person in whose name the Note is registered, with limited exceptions, at the Close of Business on the March 15, June 15, September 15 or December 15, as applicable, immediately preceding the relevant Installment Payment Date. Installment Payments shall be payable at the office or agency of the Company maintained for that purpose in the continental United States; provided, however, that payment of Installment Payments may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, MCDERMOTT INTERNATIONAL, INC. has caused this instrument to be signed manually or by facsimile by one of its duly authorized Officers.

Dated: [    ]

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within mentioned Indenture.

Date of authentication:

U.S. Bank National Association, as Trustee under the Indenture

By:
Authorized Signatory

[REVERSE OF NOTE]

MCDERMOTT INTERNATIONAL, INC.

This Note is one of a duly authorized series of Securities of the Company designated as its 7.75% Senior Amortized Notes due 2017 (herein sometimes referred to as the “Notes”), issued under the senior indenture, dated as of April 7, 2014, between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture) (the “Base Indenture”) as supplemented by the First Supplemental Indenture, dated as of April 7, 2014, between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. The terms of other series of Securities issued under the Base Indenture may vary with respect to interest rates, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Base Indenture. The Indenture further provides that securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. This series of Securities is limited in aggregate principal amount as specified in the Supplemental Indenture.

Each Installment Payment shall constitute a payment of interest (at a rate of 7.75% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
July 1, 2014	$0.2900	$0.0746
October 1, 2014	$0.3163	$0.0743
January 1, 2015	$0.3224	$0.0682
April 1, 2015	$0.3286	$0.0620
July 1, 2015	$0.3350	$0.0556
October 1, 2015	$0.3415	$0.0491
January 1, 2016	$0.3481	$0.0425
April 1, 2016	$0.3549	$0.0357
July 1, 2016	$0.3617	$0.0289
October 1, 2016	$0.3687	$0.0219
January 1, 2017	$0.3759	$0.0147
April 1, 2017	$0.3835	$0.0071

Notwithstanding the foregoing, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of additional interest, if any, payable for such Installment Payment Period as provided in the Indenture.

The Notes shall not be subject to redemption at the option of the Company, except as provided in Section 4.02 of the Supplemental Indenture. However, a Holder shall have the right to require the Company to repurchase some or all of its Notes for cash at the Repurchase Price per Note, and on the Repurchase Date, upon the occurrence of certain events, and subject to the conditions set forth in the Indenture.

This Note is not entitled to the benefit of any sinking fund. The Indenture contains provisions for legal defeasance and covenant defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default with respect to the Notes shall occur and be continuing, then (unless no declaration of acceleration or notice is required for such Event of Default) either the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare all future, scheduled Installment Payments to be due and payable immediately, in the manner, subject to the conditions and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to execute supplemental indentures for certain purposes as described therein.

Obligations Unconditional. No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay Installment Payments and Additional Amounts, if applicable, on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Additional Terms. The Notes are originally being issued as part of the Company’s 6.25% Tangible Equity Units (the “Units”) issued pursuant to that certain Purchase Contract Agreement, dated as of April 7, 2014, between the Company, and U.S. Bank National Association, as Purchase Contract Agent and as Trustee of the Indenture (the “Purchase Contract Agreement”). Holders of the Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts (as defined in the Purchase Contract Agreement) and Separate Notes, during the times, and under the circumstances described in the Purchase Contract Agreement. Following separation of any Unit into its constituent Separate Purchase Contract and Separate Note, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in the Purchase Contract Agreement. Reference is hereby made to the Purchase Contract Agreement for a more complete description of the terms thereof applicable to the Units and Notes.

Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note shall be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the continental United States, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his or her attorney duly authorized in writing, and thereupon the Company shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations and for a like aggregate principal amount.

The Notes are initially issued in registered, global form without coupons in denominations initially equal to $4.1266 and integral multiples in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Issuer or the Trustee may treat the Holder in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note and the Indenture, and any claim, controversy or dispute arising under or related to the Indenture or this Note, shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of law principles thereof that would result in the application of law other than the law of the State of New York).

The Company and the Trustee hereby waive their respective rights to trial by jury in any action or proceeding arising out of or related to the Indenture, the Notes or the transactions contemplated thereby, to the extent permitted by law.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

No recourse shall be had for the payment of any Installment Payment on this Note, or for any claim based hereon, or upon any obligation, covenant or agreement of the Company in the Indenture, against any incorporator, stockholder, officer or director, past, present or future of the Company or of any predecessor or successor corporation, either directly or through the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment of penalty or otherwise; and all such personal liability is expressly released and waived as a condition of, and as part of the consideration for, the issuance of this Note.

The Company, each Holder and each beneficial owner (for U.S. federal income tax purposes) by its acquisition of a beneficial interest in the Notes agrees, for U.S. federal income tax purposes, to treat the Notes as indebtedness of the Company.

A copy of the Indenture is available for inspection at the office of the Trustee.

In the event of any inconsistency between the provisions of this Note and the provisions of the Indenture, the Indenture shall prevail.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act of 1934, as amended.

By:
Name:
Title:

as Trustee

By:
Name:
Title:

Attest:

By:
Name:
Title:

FORM OF REPURCHASE NOTICE

TO: McDermott International, Inc. and U.S. Bank National Association, as Trustee

The undersigned registered Holder hereby irrevocably acknowledges receipt of a notice from McDermott International, Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the Notes and requests and instructs the Company to repay the entire principal amount of the number of Notes below designated, in accordance with the terms of the Indenture and the Notes, together with accrued and unpaid interest to, but excluding, the Repurchase Date to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the senior indenture, dated as of April 7, 2014, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) as supplemented by the First Supplemental Indenture, dated as of April 7, 2014, between the Company and the Trustee (such senior indenture, as so supplemented, the “Indenture”).

The Notes shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and the Indenture.

Dated:

Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

Notes Certificate Number (if applicable):

Number of Notes to be repurchased (if less than all, must be one Note or integral multiples in excess thereof):

Social Security or Other Taxpayer Identification Number:

SCHEDULE A

[INCLUDE IF A GLOBAL NOTE]

SCHEDULE OF INCREASES OR DECREASES IN THE NOTE

The initial number of Notes evidenced by this certificate is [    ]. The following increases or decreases in this Note have been made:

Date	Amount of decrease in number of Notes evidenced hereby	Amount of increase in number of Notes evidenced hereby	Number of Notes evidenced hereby following such decrease (or increase)	Signature of authorized officer of Trustee